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                                                                    Exhibit 10.7

        ALBERTSON'S, INC. SENIOR OPERATIONS EXECUTIVE OFFICER BONUS PLAN


1.    Purposes.

      The purposes of the Albertson's, Inc. Senior Operations Executive Officer Bonus Plan (the "Plan)" are to attract and retain highly-qualified senior operations executives by providing appropriate performance-based incentive awards and to serve as a qualified performance-based compensation program under
Section 162(m) of the Code, in order to preserve the Company's tax deduction for compensation paid under the Plan to Covered Employees.

2.    Definitions.

      The following terms, as used herein, shall have the following meanings:

      (a) "Board" shall mean the Board of Directors of the Company.

      (b) "Bonus" shall mean any annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

      (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      (d) "Committee" shall mean the Compensation Committee of the Board.

      (e) "Company" shall mean Albertson's, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

      (f) "Covered Employee" shall have the meaning set forth in Section 162(m)(3) of the Code (or any successor provision).

      (g) "Operations" shall mean the retail, merchandising and distribution functions of the Company as distinguished from support functions such as legal, finance, accounting, store development, human resources or information systems and technology.

      (h) "Participant" shall mean a Senior Operations Executive Officer.

      (i) "Performance Goals" shall mean the criteria and objectives which must be met during the Plan Year as a condition of the Participant's receipt of payment with respect to a Bonus, as described in Section 3 hereof.
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      (j) "Plan" shall mean the Albertson's, Inc. Senior Operations Executive
      Officer Bonus Plan, as amended from time to time.

      (k) "Plan Year" shall mean the Company's fiscal year.

      (l) "Senior Operations Executive Officer" shall mean an officer of the Company who is the Chief Executive Officer; the Vice Chairman; the President; the Chief Operating Officer; an Executive Vice President involved in Operations; or a Senior Vice President involved in Operations and any other key employee(s) as designated by the Committee.

3.    Performance Goals.

      Performance goals for each Plan Year shall be established by the Committee not later than the latest date permissible under Code Section 162(m). Such Performance Goals may be expressed in terms of one or more financial or other objective goals which may be Company-wide or otherwise, including on a division basis, regional basis or on an individual basis. Financial goals may be expressed, for example, in terms of sales, earnings per share, stock price, return on equity, net earnings growth, net earnings, related return ratios, cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), return on assets or total stockholder return. Other objective goals may include the attainment of various productivity and long-term growth objectives, including, without limitation, reductions in the Company's overhead ratio and expense to sales ratios. Any criteria may be measured in absolute terms or as compared to another company or companies. To the extent applicable, any such Performance Goal shall be determined (i) in accordance with the Company's audited financial statements and generally accepted accounting principles and reported upon by the Company's independent accountants or (ii) so that a third party having knowledge of the relevant facts could determine whether such Performance Goal is met. Performance Goals shall include a threshold level of performance below which no Bonus payment shall be made, levels of performance at which specified percentages of the target Bonus shall be paid and a maximum level of performance above which no additional Bonus shall be paid. The Performance Goals established by the Committee may be (but need not be) different for each Plan Year and different Performance Goals may be applicable to different Participants.

4.    Bonuses.

      (a) In General. For each Plan Year commencing with the Plan Year ending January 29, 1998, the Committee shall, no later than the time specified in paragraph 3 hereof, specify the Performance Goals applicable to such Plan Year. The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant (including a Covered Employee), in each case based upon such factors as the Committee may deem relevant, but shall not
      (i) increase the amount payable to any Participant (including a Covered Employee); (ii) accelerate the payment of compensation (unless such payment is appropriately discounted to reflect the time value of money) or
      (iii) defer the payment of compensation (unless any additional amounts paid with respect to such compensation reflect crediting of not more than a reasonable rate of interest or the rate of return on a predetermined actual investment). Payment of a Bonus for a particular Plan Year shall be


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      made only if and to the extent the Performance Goals with respect to such
      Plan Year are attained and only if the Participant is employed by the Company on the last day of such Plan Year.

      (b) Time of Payment. Unless otherwise determined by the Committee, or except as provided in Section 6(e) hereof, all payments in respect of Bonuses granted under this Section 4 shall be made no later than two and one-half months after the end of the Plan Year. In the case of Participants who are Covered Employees, except as provided in Section 6(e) hereof, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

      (c) Form of Payment. Payment of a Participant's Bonus for any Plan Year shall be made in cash or as otherwise determined by the Committee.

      (d) Maximum Payment. No Bonus shall be paid to any Participant in excess of $1,500,000 (valued as of the date of the award) for any Plan Year.

5.    Administration.

      The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the power to grant Bonuses; to determine the persons to whom and the time or times at which Bonuses shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Bonus; to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles to the extent not inconsistent with Section 162(m) of the Code and the regulations thereunder; except as otherwise provided in Section 4(a) hereof, to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Bonus; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

      The Committee shall consist of two or more persons each of whom is an "outside director" within the meaning of Section 162(m) of the Code. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee, or such person, may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participants (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.


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      No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

6.    General Provisions.

      (a) Compliance With Legal Requirements. The Plan and the granting of Bonuses, as well as the other obligations of the Company under the Plan, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

      (b) No Right To Continued Employment. Nothing in the Plan or in any Bonus granted shall confer upon any Participant the right to continue in the employ of the Company or any of its subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

      (c) Withholding Taxes. The Company or Subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments.

      (d) Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Bonus previously paid under the Plan.

      (e) Participant Rights. No Participant shall have any claim to be granted any Bonus under the Plan, and there is no obligation for uniformity of treatment among Participants.

      (f) Unfunded Status of Bonuses. The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant pursuant to a Bonus, nothing contained in the Plan or any Bonus shall give any such Participant any rights that are greater than those of a general creditor of the Company.

      (g) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.


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      (h) Effective Date. The Plan shall first be effective with respect to the
      Plan Year ending January 29, 1998, but only if the Plan shall have been approved at the 1997 annual meeting by the requisite vote approval of the shareholders of the Company.

      (i) Interpretation. The Plan is designed and intended to comply with
      Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.


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